Exhibit 10.1
AWARD AGREEMENT OF TIME-LAPSE
RESTRICTED STOCK UNITS
UNDER THE ATMOS ENERGY CORPORATION
1998 LONG-TERM INCENTIVE PLAN
     This Award Agreement of Time-Lapse Restricted Stock Units is dated as of May 5, 2009, by and between Atmos Energy Corporation, a Texas and Virginia corporation (the “Company”), and [name of employee] (“Grantee”), pursuant to the Company’s 1998 Long-Term Incentive Plan (the “Plan”). Capitalized terms that are used, but not defined, in this agreement shall have the meaning set forth in the Plan.
     Pursuant to authorization by the Human Resources Committee of the Board (the “Committee”), which has been designated by the Board to administer the Plan, the parties agree as follows.
1.	Description of Units.
     The Company hereby grants to the Grantee a total of [number] time-lapse restricted stock units (“Units”) under the Plan, for no consideration from the Grantee, with the restrictions set forth below. Each such Unit shall be a notional share of common stock of the Company (“Common Stock”), with the value of each Unit being equal to the fair market value of a share of Common Stock at any time. No physical certificates representing the number of Units awarded shall be issued to the Grantee, but an account shall be established and maintained for the Grantee, in which each grant of Units to the Grantee shall be recorded. During the time of the restriction period provided for in Section 2 below, the Grantee shall not have any of the rights of a shareholder of the Company with respect to the Units, except with respect to the payment of cash dividend equivalents during such period, as provided for in Section 6 below.
2.	Restrictions on Alienation of Units.
     Units awarded hereunder may not be sold, transferred, pledged, assigned, or otherwise alienated in any manner, whether voluntarily, by operation of law, or otherwise, until the restrictions on the Units are removed and the Units are delivered to the Grantee in the form of shares of Common Stock in the manner described below in Section 8.
3.	Vesting of Units.
     If the Grantee has attained the age of 55 and completed three (3) consecutive years of service with the Company (referred to as “Retirement Eligible”) on the date of the grant of the Units, he or she shall be vested in the Units on the later of June 1 of the year in which the grant is made or the date of the grant. If the Grantee becomes Retirement Eligible after the date of grant and prior to the date for distribution of shares of Common Stock represented by the Units, the Grantee shall be vested in the Units at the later of June 1 of the year in which he or she becomes Retirement Eligible or the actual date during such year that he or she becomes Retirement Eligible. However, the Grantee shall not be entitled to the removal of the restrictions on such Units provided for in Section 2 above or to a distribution of shares of Common Stock represented by the number of Units until the time provided for in Section 8 below. In addition, the Grantee’s portion of applicable payroll (FICA) taxes shall be withheld from the first scheduled bi-weekly paycheck in December of the year in which such vesting occurs. The amount of payroll taxes due shall be based on the fair market value of the shares of Common Stock represented by the number of Units as of the last business day of the pay period to which the first scheduled payroll check in December applies.
4.	Forfeiture of Units.
     If the Grantee is not otherwise vested as provided in Section 3 above, all Units granted shall be forfeited if the Grantee has a voluntary or involuntary Termination of Service for any reason other than as described below in Section 5. Each Grantee, by his or her acceptance of the Units, agrees to execute any documents requested by the Company in connection with such forfeiture. Such provisions with respect to forfeited Units shall be specifically performable by the Company in a court of equity or law. Upon any forfeiture, all rights of the Grantee with respect to the forfeited Units shall cease and terminate, without any further obligation on the part of the Company.
5.	Removal of Restrictions.
(a)	Death, Disability, Certain Involuntary Terminations and Terminations following a Change in Control.
     At the time and on the date of the Grantee’s death, Termination of Service due to Total and Permanent Disability, involuntary Termination of Service due to a general reduction in force or specific elimination of the Grantee’s job, or Termination of Service for any reason following a Change in Control, while employed by the Company or a Subsidiary, all Units shall be vested and all other restrictions placed on the Units shall be removed. The Grantee, or his or her legal representatives, beneficiaries or heirs shall then be entitled to a distribution, as provided in Section 8 below, of shares of Common Stock equal in number to the number of Units set forth in Section 1 above.
(b)	Retirement.
     At the time and on the date of the Grantee’s Retirement on or after becoming Retirement Eligible, no distribution on Units shall occur and the restrictions provided for in Section 2 above shall remain in place until such time as the Grantee, or his or her legal representatives, beneficiaries or heirs shall be entitled to a distribution, as provided in Section 8 below, of shares of Common Stock equal in number to the number of Units set forth in Section 1 above.
6.	Payment of Cash Dividend Equivalents.
     Cash dividend equivalents shall be paid on the Units to the Grantee through the Company payroll system in an amount equal to the cash dividends actually paid each calendar quarter on the Company’s issued and outstanding shares of Common Stock. Such cash dividend equivalents shall be paid at the end of the payroll period in which such cash dividends are actually paid to the Company’s shareholders. However, the payment of cash dividend equivalents shall not be considered to be “eligible compensation,” as such term is defined under either the Company’s Retirement Savings Plan or Pension Account Plan.
7.	Adjustment Upon Changes in Stock.

     If there shall be any change in the number of shares of Common Stock outstanding resulting from subdivision, combination, or reclassification of shares, or through merger, consolidation, reorganization, recapitalization, stock dividend, stock split or other change in the corporate structure, an appropriate adjustment in the number of Units with respect to which restrictions have not lapsed shall be made by the Committee. Depending upon the change in corporate structure, the Committee shall issue additional Units or substitute Units to the Grantee for his or her account, which shall have the same restrictions, terms and conditions as the original Units.
8.	Distribution of Common Stock or Cash.
     As soon as administratively possible, as determined solely by the Company, following the earlier of the date of the occurrence of a termination event described in Section 5(a) above or the date which is three (3) years from the date of grant of the Units (such date being referred to as the “Distribution Date”), but in no event later than 90 days following the Distribution Date, the Grantee shall receive a distribution of shares of Common Stock equal in number to the number of Units set forth in Section 1 above, provided the Grantee has been an employee of the Company or a Subsidiary with continuous service from the date of grant to the Distribution Date, except in the event of the Grantee’s Termination of Service or Retirement as discussed above in Section 5. Notwithstanding the immediately preceding sentence, in the case of a distribution of shares on account of any Termination of Service as provided for above in Section 5, other than death, a distribution on behalf of the Grantee, if the Grantee is a “specified employee” as defined in §1.409A-1(i) of the Final Regulations under Code Section 409A, shall not occur until the date which is six (6) months following the date of the Grantee’s Termination of Service (or, if earlier, the date of death of the Grantee). From and after the date of receipt of such shares, the Grantee or the Grantee’s legal representatives, beneficiaries or heirs, as the case may be, shall have full rights of transfer or resale with respect to such stock subject to applicable state and federal regulations. Notwithstanding any provisions of this Award Agreement to the contrary, in lieu of a distribution of shares of Common Stock, the Company shall have the option to settle the payment of some or all of the Units in an economically equivalent amount of cash.
9.	Withholding Requirements.
     Upon the removal or lapse of the restrictions on the Units, the number of shares of Common Stock to be distributed by the Company to the Grantee, which are equal to the number of Units set forth in Section 1 above, or an economically equivalent amount of cash, as discussed in Section 8 above, shall be subject to applicable withholding requirements for income and employment taxes (unless withheld earlier at the time of vesting, as described in Section 3 above) arising from the removal or lapse of the restrictions on the Units.
10.	Modification.
     This Agreement may be changed or modified without the Grantee’s consent or signature, if the Company determines, in its sole discretion, that such change or modification is necessary for purposes of compliance with or exemption from the requirements of Section 409A of the Code and any regulations or other guidance issued thereunder, or otherwise to comply with any law.
     IN WITNESS WHEREOF, the Company and the Grantee have executed this Agreement as of the date first written above.

GRANTEE:	ATMOS ENERGY CORPORATION

Signature:	By:

Robert W. Best
Chairman and Chief Executive Officer
Printed Name:

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